EXHIBIT 4.6

December 31, 2007

JK&B Shalom II LLC
JK&B Capital III, Civil Law Partnership

Ladies and Gentlemen:

        We refer to the Exchange Right Agreement dated as of May 8, 2003 by and among LanOptics Ltd. (the “Company”), EZchip Technologies Ltd. (“EZchip”) and you (the “Agreement”). Each capitalized term used but not defined in this letter agreement shall have the meaning ascribed to it in the Agreement.

        In order to facilitate the exercise of the Exchange Right, we propose the following:

1.	If EZchip and the Company receive Exchange Notices from all the JK&B Shareholders and all the Goldman Shareholders no later than the close of business, Israel time, on December 31, 2007 (the "Deadline"), then in addition to the terms and conditions of the Agreement, the provisions of this letter agreement shall apply with respect to the JK&B Shareholders.

2.	EZchip and the Company shall promptly comply with the provisions of Section 2.6 of the Agreement. EZchip, the Company and the JK&B Shareholders shall all use reasonable efforts to obtain all required consents and approvals and cause the Closing to occur as soon as practicable. Thereafter, the Company shall use reasonable efforts to cause the Registration Statement with respect to the JK&B Shareholders' Registrable Securities to be filed as promptly as practicable after the Closing.

3.	Prior to the delivery of the Exchange Notice, the JK&B Shareholders shall have engaged an investment banking firm for the purpose of underwriting and/or distributing the Registrable Securities (the "Underwriter"):

3.1.	Notwithstanding the transfer restrictions contained in Section 5.1 of the Agreement, the JK&B Shareholders may publicly sell in an offering underwritten and/or managed by the Underwriter, all or any portion of their Registrable Securities, at any time following the effectiveness of the Registration Statement with respect to the JK&B Shareholders' Registrable Securities;

3.2.	During the 60 day period following the effectiveness of the Registration Statement (the "Initial Period"), the JK&B Shareholders may not sell Registrable Securities in open market transactions;

3.3.	During the Initial Period, the management of the Company shall (i) use best efforts to refer potential purchasers of Shares to the JK&B Shareholders, and (ii) reasonably cooperate with the JK&B Shareholders in making presentations to potential purchasers of the Registrable Securities in order to allow them to publicly dispose of the Registrable Securities in the manner noted in Section 3.1; and

3.4.	Following the Initial Period, sales by the JK&B Shareholders of Registrable Securities in open market transactions shall be permitted subject to the transfer restrictions contained in Section 5.1 of the Agreement.

4.	The Exchange Ratio relevant for this transaction determined in accordance with the provisions of the Agreement will be 1 (one) Share of the Company for each 4 (four) shares of EZchip (on a fully-diluted, as-converted basis).

5.	Except as explicitly set forth in this letter agreement, nothing contained in this letter agreement shall detract from any of the provisions of the Agreement, which shall remain in full force and effect. Without limiting the generality of the foregoing, the Company hereby reaffirms its representations in Section 3.5 of the Agreement (except that as of the date of this letter agreement, the issued and outstanding share capital of the Company consists of 18,312,245 Ordinary Shares and the Company has reserved 119,000 Ordinary Shares for issuance upon the exercise of share options and vesting of restricted share units granted or available for future grants under the Plans and 666,300 Ordinary Shares for issuance upon exercise of outstanding warrants), and each JK&B Shareholder reaffirms its representations in Section 4.2 of the Agreement.

6.	This letter agreement shall come into effect only if all the JK&B Shareholders sign and return it by the Deadline, and all the Goldman Shareholders sign and return a similar letter agreement with respect to the Goldman Shareholders' Registrable Securities (the "GS Letter Agreement") by the Deadline. If this letter agreement is not signed and returned by all JK&B Shareholders and the GS Letter Agreement is not signed and returned by all Goldman Shareholders by the Deadline, the offer contained herein shall automatically and immediately be null and void.

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        If you wish to accept the terms of this letter agreement, please sign one copy and return it to the Company no later than the Deadline.

Sincerely, LANOPTICS LTD. By: /s/ Dror Israel —————————————— Name: Dror Israel Title: CFO

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We accept the terms of the above letter agreement dated December 31, 2007. This acceptance shall also be deemed to constitute an Exchange Notice.

JK&B Shalom II LLC
By:	JK&B Capital, L.L.C.
Its:	Manager

By: Thomas M. Neustaetter —————————————————— Thomas M. Neustaetter, its Member

JK&B Capital III, Civil Law Partnership
By:	JK&B Capital, L.L.C.
Its:	Managing Partner

By: Thomas M. Neustaetter —————————————————— Thomas M. Neustaetter, its Member

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